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                                    EXHIBIT 99.24

FOR IMMEDIATE RELEASE

Bridgitt Arnold
Imagio Public Relations
(206)625-0252
mailto:ingrid@imagio.com

Kathy Lane
Centura Software Corporation
Senior Vice President of Strategic Marketing Alliances
(650) 596-3400
mailto:kathy.lane@centurasoft.com

                        CENTURA SOFTWARE LAUNCHES NEW ONLINE
                                     COMMUNITY

    WEB SITE SERVES AS DYNAMIC RESOURCE FOR EXCHANGE OF CRITICAL INFORMATION AND
                                     FREE CODE

REDWOOD SHORES, CA, (NOVEMBER 2, 1998) - Centura Software Corporation (NASDAQ:
CNTR), today announces the launch of its new Web site (http://www.centurasoftware.com)/, demonstrating the company's commitment to building a community for developers to congregate on-line, solve problems and exchange information. Centura's new site provides a robust and efficient forum for developers to communicate with other developers and Centura employees around the world who are implementing solutions using embedded databases, application development tools and the Web. The site is divided into specific communities and registration is free, providing access to extensive code and development information.

According to Kathy Lane, senior vice president of strategic marketing alliances for Centura, "With this complete re-design of the Web site, our developers and partners now have an invaluable network of brainpower and insight through peer-to-peer communication and access to the latest product enhancement and upgrade information. Our new Web site offers this support and centralized technical information to maximize the efficiency for developers who use the Internet as their primary vehicle for gathering information to overcome the ongoing challenges associated with development."

The new site places critical information two clicks away from the user at all times, by employing a clear and concise navigation structure. The site has been completely re-engineered with respect to graphics, branding, content, technical and conceptual elements. For example, the Developer's Library portion of the site includes code for CTD (Centura Team Developer) which is Centura's 4GL, object-oriented development tool, designed to maximize a developer's investment in developing business logic code.


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On November 10th, from 3:30-4:30 PM (PST), Centura CEO Scott Broomfield will be on-line in the new site's community chat area, http://www.centurasoftware.com/community/, to demonstrate the power of the site's interactivity. Scott will welcome discussion surrounding our recent Q3 financial results, near-term product futures, and our increased customer focus.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Centura's D3 Framework (Develop, Deploy and Distributed) consists of world-class products including SQLBase, Centura Team Developer and Centura net.db, all of which can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. More information about the company and its products is located on Centura's Web site at www.centurasoft.com.


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